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                            [LETTERHEAD OF MORGAN STANLEY]




                                                     February 10, 1998
Board of Directors
Waverly, Inc.
351 West Camden Street
Baltimore, MD  21117

Members of the Board:

We understand that Waverly, Inc. ("Waverly" or the "Company"), Wolters Kluwer U.S. Corporation ("Wolters Kluwer") and MP Acquisition Corp., a wholly owned subsidiary of Wolters Kluwer ("MP"), have entered into an Agreement and Plan of Merger dated as of February 10, 1998 (the "Merger Agreement") which provides, among other things, for (i) the commencement by MP of a tender offer (the "Tender Offer") for all outstanding shares of common stock, par value $2.00 per share (the "Waverly Common Stock") of Waverly for $39.00 per share net to the seller in cash, and (ii) the subsequent merger (the "Merger") of MP with and into Waverly. Pursuant to the Merger, Waverly will become a wholly owned subsidiary of Wolters Kluwer, and each outstanding share of Waverly Common Stock, other than shares held in treasury or held by Wolters Kluwer or any affiliate of Wolters Kluwer, will be converted into the right to receive $39.00 per share in cash. The terms and conditions of the Tender Offer and the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the holders of shares of Waverly Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) analyzed certain financial projections prepared by the management of the Company;

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    (iv)    discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity for the Waverly Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Waverly Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (viii) participated in discussions and negotiations among representatives of the Company, Wolters Kluwer and certain other parties and their financial and legal advisors;

    (ix)    reviewed the Merger Agreement; and

    (x)     performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financing services for Wolters Kluwer N.V., the parent of Wolters Kluwer, and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. In addition, Morgan Stanley expresses no opinion or recommendation as to whether the holders of shares of Waverly Common Stock should accept the Tender Offer.

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Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of shares of Waverly Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.


                                        Very truly yours,

                                        MORGAN STANLEY & CO. INCORPORATED


                                        By:  /s/ Stuart J. Epstein
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                                             Stuart J. Epstein
                                             Managing Director